UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  August 12, 2010

BALLY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-4281	88-0104066
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6601 S. Bermuda Rd. Las Vegas, Nevada (Address of principal executive offices)	89119 (Zip Code)

Registrant’s telephone number, including area code:  (702) 584-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer Transition

On August 12, 2010 (the “Effective Date”), Bally Technologies, Inc. (the “Company”) announced that Mr. Robert C. Caller retired as the Company’s Executive Vice President, Chief Financial Officer and Corporate Treasurer and that Mr. Neil P. Davidson was promoted from Chief Accounting Officer to Senior Vice President, Chief Financial Officer and Corporate Treasurer.  In connection with the transition Mr. Davidson entered into a Letter Agreement with the Company dated as of the Effective Date (the “Davidson Agreement”) and Mr. Caller entered into a Separation and Services Agreement with the Company dated as of the Effective Date (the “Caller Agreement”).

Mr. Davidson, age 38, originally joined the Company in 2006 as Vice President of Corporate Accounting and in May of 2008 was appointed Chief Accounting Officer.  Before joining the Company, Mr. Davidson served as Vice President of Finance for Multimedia Games, Inc., a gaming and systems company, from 2002 to 2006.  He began his career working in the Houston office of KPMG, a global firm that provides audit, tax, and advisory services.  At KPMG, Mr. Davidson held numerous positions, ending his tenure as Audit Manager.  Mr. Davidson is a Certified Public Accountant.

Davidson Agreement

As the Company’s Senior Vice President, Chief Financial Officer and Corporate Treasurer Mr. Davidson’s duties will generally include management and supervision of the Company’s finance and accounting functions and staffing, along with any other related duties that the Chief Executive Officer or the Board of Directors may assign.  Pursuant to the Davidson Agreement Mr. Davidson will receive a salary of $300,000 and will be entitled to participate in the Company’s Senior Management Incentive Program or any successor plan (the “MIP”), effective as of July 1, 2010, with a target performance bonus of 60% of his base salary.

Mr. Davidson will also be eligible to earn a one-time cash bonus of up to $100,000, payable within 75 days following the end of the Company’s 2011 fiscal year, if, in the discretion of Chief Executive Officer and the Board of Directors, Mr. Davidson has achieved a successful transition into the role of Chief Financial Officer.  Whether Mr. Davidson has successfully transitioned into the role shall be based on (i) the subjective determination of the Chief Executive Officer an the Board that substantially all of Mr. Davidson’s personal objectives under the MIP have been satisfied; (ii) Mr. Davidson’s regular communications with the Audit Committee regarding the status of his transition; and (iii) any other information that the Board may consider.  Mr. Davidson will not be entitled to receive any portion of this bonus if his employment terminates prior to the end of the Company’s 2011 fiscal year for any reason.

If Mr. Davidson is terminated without “Cause” or if Mr. Davidson terminates his employment as a result of a “Diminution of Duties” within one year following a “Change of Control,” each as defined in the Davidson Agreement, Mr. Davidson will continue to receive his then current salary for a period of one year following termination.  If Mr. Davidson is terminated without Cause or if Mr. Davidson terminates his employment as a result of a Diminution of Duties, in either case within one year following a Change of Control, Mr. Davidson will be entitled to receive a pro rata portion of his bonus under the MIP for the fiscal year in which his employment is terminated based on the number of days worked in that fiscal year, provided that he has met all other terms and conditions under the MIP.  Any such bonus shall be paid pursuant to the terms and conditions of the MIP, with any personal objective component deemed to be achieved on a similar pro rata basis and at a personal achievement set at 50% of the personal objective target.  The Company’s obligation to pay any severance or bonus amounts is conditioned in each case upon Mr. Davidson’s execution of a release of claims and continued compliance with the restrictive covenants set forth in the Davidson Agreement.

Pursuant to the Davidson Agreement, subject to the approval of the Board of Directors, Mr. Davidson will receive two equity grants pursuant to the Company’s 2010 Long Term Incentive Plan (the “Plan”).  Specifically, Mr. Davidson will receive awards of (i) an option to acquire 30,000 shares of Company common stock (“Common Stock”) at a per-share exercise price equal to the closing price of a share of Common Stock on the Effective Date (the “Option”), and (ii) 14,000 shares of restricted Common Stock (the “Restricted Stock”).  The Option and the Restricted Stock will vest and, with respect to the Option, become exercisable, in three equal installments on the second, third and fourth anniversaries of the Effective Date, subject to Mr. Davidson’s continued employment with the Company through each date.

In the event Mr. Davidson’s is terminated without Cause or if Mr. Davidson terminates his employment as a result of a Diminution of Duties, in either case within one year following a Change of Control, then:  (i) if such termination occurs within one year of the Effective Date, the installments of the Option and the Restricted Stock scheduled to vest within two years of the Effective Date shall vest immediately, or (ii) if such termination of employment occurs after the first anniversary of the Effective Date, the installments of the Option and the Restricted Stock scheduled to vest within one year of the date of such termination shall vest immediately.  Also, under either situation, for options granted on or after the Effective Date, including the Option, Mr. Davidson shall have one year from the date of termination (or, if sooner, until the end of the existing contractual term of the applicable option) to exercise such options that have vested.  Options granted before the Effective Date will remain exercisable and terminate in accordance with their terms and conditions and the Plan

The Davidson Agreement includes customary non-compete, non-solicitation, confidentiality and non-disparagement covenants as well as an intellectual property assignment by Mr. Davidson.  The foregoing summary is qualified in its entirety by reference to the complete text of the Davidson Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Caller Agreement

Mr. Caller will provide certain services to the Company as a full-time employee through August 31, 2010 (the “Separation Date”), as more specifically set forth in the Caller Agreement, at which time his full-time employment with the Company shall end.  Thereafter, for a period of two years commencing on September 1, 2010 and ending on August 31, 2012 (the “Term”), unless terminated earlier pursuant to the terms of the Caller Agreement, Mr. Caller shall provide services to the Company as a part-time employee, as more specifically set forth in the Caller Agreement, and as the Company may reasonably request.

Mr. Caller will be compensated at an annual rate of $175,000 during the first year of the Term and at an annual rate of $100,000 during the second year of the Term.  Mr. Caller will be eligible to receive any earned bonus for fiscal year 2010 in accordance with the terms and conditions of the MIP; however, he will not be entitled to any further MIP payments thereafter.  In lieu of any further eligibility under the MIP Mr. Caller will receive a gross lump sum cash payment of $50,000 on or before September 30, 2010.  Following the Separation Date Mr. Caller will not be eligible to participate in any of the Company’s employee benefit plans or programs other than its 401(k) plan and its Employee Stock Purchase Plan.

Mr. Caller’s issued and outstanding stock options and restricted stock units that have not vested will continue to vest and shall become exercisable until the termination of the Caller Agreement, at which time all then unvested stock options and restricted stock units, if any, shall terminate, and all then vested stock options will remain exercisable for an additional period of one year (or such longer period set forth in the applicable equity incentive plan), at which time such vested stock options will terminate, all as further provided in the award agreements entered into between the Company and Mr. Caller.  However, if the Company terminates Mr. Caller’s part-time employment prior to the end of the Term without a “Breach,” as defined in the Caller Agreement, then (i) all unvested stock options and unvested restricted stock units, if any, shall immediately vest, as further provided in the award agreements entered into between the Company and Mr. Caller, and (ii) all of Mr. Caller’s outstanding stock options will remain exercisable thereafter until the first anniversary of such termination.

The Caller Agreement includes customary non-compete, non-solicitation, confidentiality and non-disparagement covenants as well as a general release of claims by Mr. Caller.  The foregoing summary is qualified in its entirety by reference to the complete text of the Caller Agreement, a copy of which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(d)	Exhibits

10.1	Letter Agreement by and between Neil P. Davidson and Bally Technologies, Inc., dated as of August 12, 2010.

10.2	Separation and Services Agreement by and between Robert C. Caller and Bally Technologies, Inc., dated as of August 12, 2010.

10.3	Press release issued by the Company, dated August 12, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BALLY TECHNOLOGIES, INC.

By:	/s/ Mark Lerner
Mark Lerner
Senior Vice President, General Counsel and Secretary

Dated: August 17, 2010